SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 12, 2009

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms
Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation the registrant under any of the following provisions (see General Instruction a.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 12, 2009, Quest Diagnostics Incorporated (the “Company”) priced an underwritten public offering of $500,000,000 4.750% Senior Notes due 2020 and $250,000,000 5.750% Senior Notes due 2040 (the “Offering”). The Company issued a press release announcing the launch of the Offering on November 12, 2009.

The Offering is made pursuant to the Company’s existing shelf registration statement on Form S-3 (Registration No. 333-143867) (the “Registration Statement”) and is expected to close on November 17, 2009. The Company will receive net proceeds of approximately $730 million from the Offering, after deducting underwriting discounts but before deducting other expenses of the Offering. The Company intends to use the net proceeds from the offering to repurchase any notes tendered under its Tender Offer (defined below) and for general corporate purposes, including acquisitions, capital expenditures, share repurchases and repayment of other indebtedness.

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) dated November 12, 2009 with Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, RBS Securities Inc. and Wells Fargo Securities, LLC, on behalf of themselves and the other underwriters named therein. The Underwriting Agreement has been filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference into this Current Report on Form 8-K and the Registration Statement.

On November 12, 2009, the Company announced the commencement of a tender offer to purchase any and all of its outstanding 5.125% Senior Notes due 2010 and 7.50% Senior Notes due 2011 (the “Tender Offer”).

Copies of the press releases related to the Offering and the launch of the Tender Offer are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

d.	Exhibit	Description

	1.1	Underwriting Agreement
	99.1	Press Release announcing the Offering, dated November 12, 2009
	99.2	Press Release announcing the Tender Offer, dated November 12, 2009

2

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

November 13, 2009

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ William J. O’Shaughnessy, Jr.
Secretary

3